UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 17, 2004

Date of report (date of earliest event reported)

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21031	52-1992861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12110 Sunset Hills Road, Suite 600, Reston, VA 20190

(Address of Principal Executive Offices)

(703) 709-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former address, if Changed Since Last Report)

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ITEM 5. OTHER EVENTS

The following information is being furnished pursuant to Item 5.

On June 17, 2004, QuadraMed issued a press release announcing that it completed the issuance of $100 million of convertible preferred stock in a private, unregistered offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933. A copy of the certificate of designation, registration rights agreement, and the press release are furnished as Exhibit 3.1, 4.1 and 99.1 respectively to this report.

QuadraMed Corporation also announced that it is commencing a cash tender offer to purchase any and all of its outstanding 10% Senior Secured Notes due 2008 (the “Notes”) pursuant to an Offer to Purchase dated June 17, 2004 (the “Offer to Purchase”). The offer will expire at 5:00 p.m., EDT time, on Friday, July 16, 2004 (the “Expiration Date”). Settlement will occur promptly after the acceptance of the Notes. As of June 15, 2004, the outstanding aggregate principal amount of the Notes was approximately $73.7 million.

The Notes were issued in April 2003. As QuadraMed recently announced, it has completed a private, unregistered offering of $100 million of convertible preferred stock to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933. QuadraMed intends to use the net proceeds of the completed offering to repurchase the Notes, its 5.25% Convertible Debentures due 2005 and general corporate purposes.

The total purchase price for each $1,000 principal amount of Notes validly tendered and accepted for repurchase by QuadraMed pursuant to the Offer to Purchase will be $1,050, plus accrued and unpaid interest to, but not including, the date of purchase.

The announcement is neither an offer to sell nor a solicitation to buy any Notes. The tender offer is being made solely by the Offer to Purchase. A copy of the press release is furnished as Exhibit 99.2 to this report.

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ITEM 7

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation, Powers, Preferences and Rights of the Series A Cumulative Mandatory Convertible Preferred Shares

4.1	Registration Rights Agreement
99.1	Press Release, issued June 17, 2004 by QuadraMed Corporation

99.2	Press Release, issued June 17, 2004, by QuadraMed Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2004

QuadraMed Corporation

/s/ John Wright
John Wright, Chief Financial Officer

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